                                                                   Exhibit 10.16

                                SUPPLY AGREEMENT

                Drawn up and signed in Ashdod on January 3, 1999

                                  B e t w e e n

                 HAIFA CHEMICALS LTD., CORPORATE NO. 520039454,
            AND HAIFA CHEMICALS SOUTH LTD., CORPORATE NO. 511010589,
           Whose common address for the purposes of this Agreement is
                     POB 10809, Haifa 26120, fax 04-8469896
    (hereinafter jointly HAIFA CHEMICALS LTD. and HAIFA CHEMICALS SOUTH LTD., jointly and severally "HCS"
                                                             As the first party;

                                      A n d
                ROTEM AMFERT NEGEV LTD., CORPORATE NO. 520030883,
                     POB 15292 Ashdod 77501, fax 08-8560219
                             (hereinafter: "ROTEM")
                                                            As the second party;


WHEREAS Rotem is engaged, inter alia, in the mining, production and processing of phosphates, including the production of roast phosphate according to a specification enclosed herewith as Appendix A (hereinafter: the Product);

WHEREAS HCS consumes quantities of the Product for its plants in a regular and continuous manner;

WHEREAS HCS has made examinations and has found that the Product produced and/or processed by Rotem in accordance with the specification enclosed herewith as Appendix A, meets the needs of HCS;

WHEREAS HCS is interested in a further purchasing of the Product from Rotem, and Rotem is interested in a further sale of the Product to HCS, everything in accordance with and subject to the provisions of this Agreement;

WHEREAS Rotem hereby declares that it is interested in and capable of supplying the Product to HCS, and HCS is interested in a capable of purchasing the Product from Rotem during the entire Agreement Period as defined in clause 10 hereinbelow, everything in accordance with and subject to the conditions of this Agreement;

         The Parties Do Therefore Declare, Provide and Agree as follows:

1.   Preamble, Appendices, Headings

     1.1 The Preamble to this Agreement and the Appendices enclosed herewith constitute an integral part hereof.

     1.2 The headings of the clauses hereof are intended strictly for convenience and orientation, and they shall not serve for any interpretation of this Agreement.

2.   Definitions
     The following definitions shall apply to this Agreement:

     2.1  Minimum Quantity or Minimum Annual Quantity
          A total annual quantity of the Product equal to 180,000 tons per Agreement Year" (as defined in subclause 2.3 hereinbelow).

     2.2  Maximum Quantity or Maximum Annual Quantity
          A total annual quantity of the Product equal to 260,000 tons per Agreement Year (as defined in subclause 2.3 hereinbelow).

     2.3  Agreement Year
          Every calendar year during the Agreement Period (as defined in clause 10 hereinbelow), with the exception of the "First Agreement Period" as defined in subclause 2.4 hereinbelow), starting on January 1 and ending on December 31 of the same year.

     2.4  First Agreement Period
          The period that begins on July 1, 1998 and ends on December 31, 1998.

     2.5  Second Agreement Year
          The calendar year that begins on January 1, 1999 and ends on December 31, 1999.

     2.6  Product Delivery Point
          The gate of the Rotem plant at Zim, or the gate of the Rotem plant at Oron, as arranged in advance between the parties from time to time (in accordance with the procedure set out in the Logistics Appendix enclosed herewith as Appendix B).

     2.7  Quarter, or Calendar Quarter
          A period of three consecutive calendar months starting on January 1 or April 1 or July 1 or October 1, of every Agreement Year.

     2.8  Product Price
          The average price, for the preceding quarter, of the sum total of prices at which Rotem shall have actually manufactured and delivered one (1) ton of Rotem Zin rock to "External Customers" as defined in subclause 2.9 hereinbelow, less the average variable costs of land and marine transport for the preceding quarter for the transport of the rock from the Rotem plant gate at Zin with regard to Rotem customers located abroad and less the variable port costs in terms of average for the preceding quarter, plus the "Price Supplement" (as defined in subclause 2.10 below). It is stipulated for the sake of clarity that there shall be a particular Product Price for every quarter during the entire "Agreement Period" (as defined in clause 10 hereinbelow).

          Rotem shall deduct from the above price a "quality discount" at the following rates: $2 per ton for the period between July 1, 1998 and December 31, 1998; and $1.50 per ton for the period from January 1, 1999, onward.

          An example of the calculation of the Product Price of one (1) ton of Product as stipulated in this subclause 2,8 is given in Appendix D to this Agreement.

     2.9  External Customers
          Rotem customers who buy Zin rock from Rotem, including both customers holding long term purchase agreements with Rotem and those who hold no such agreements; provided that Rotem subsidiaries and/or companies directly or indirectly affiliated or related to Rotem and/or other corporations owned by Rotem and/or by Israel Chemicals Ltd. directly or indirectly and/or through concatenation shall not be considered as External Customers.

     2.10 Price Supplement
          The difference, in money terms, according to the pricing as applied by Rotem from time to time, between the full average cost involved in the manufacture of one (1) ton of Product and the full average cost of one
          (1) ton of Zin rock intended by Rotem for export. The Price Supplement shall be determined with regard to every quarter of the entire "Contract Period" (as defined in clause 10 below) and shall be included in the formula for the calculation of the Product Price as stipulated in the foregoing subclause 2.8 .

     2.11 Subsidiaries, Related Companies, Affiliated Companies
          As defined in section 1 of the Securities Law, 1968.

3.   Mutual Undertaking for Sale and Purchase

     3.1 During the period of this Agreement, HCS undertakes to buy the Product from Rotem as defined in the specification enclosed herewith as Appendix A, and Rotem undertakes to sell the Product as defined in the Specification enclosed herewith as Appendix A, at a total annual quantity per Agreement Year that shall not be less than the Minimum Quantity or more than the Maximum Quantity.

     3.2 The annual consumption quantity per Agreement Year shall be divided and delivered by Rotem to HCS in roughly equal parts over the twelve months of the respective Agreement Year.


4.   Quantities of Delivery and Purchase of the Product
     Annual Consumption Report

     4.1 Notwithstanding the provisions of this Agreement with regard to the HCS annual consumption quantities, the total annual consumption quantity of the Product by HCS from Rotem during the First Agreement Period (and only during the First Agreement Period) shall be 100,000 tons

     4.2 Not later than 90 days prior to the beginning of each Agreement Year, except the First Agreement Period, HCS shall submit an Annual Consumption Report to Rotem, indicating the annual quantity of the Product within a range of +/- 10% that HCS intends to buy during the next year of the Agreement, on the condition that the so arranged purchase quantity (hereinafter: the Arranged Quantity) shall not be less than the Minimum Quantity and shall not exceed the Maximum Quantity. Rotem undertakes hereby to provide the Arranged Quantity to HCS, and HCS hereby undertakes to buy the Arranged Quantity from Rotem, during each Agreement Year.

     4.3 If it shall have become evident during the last quarter of a given Agreement Year that even if HCS shall withdraw the Maximum Quantity of the Product as allowed (pursuant to subclause 4.4 hereinbelow) for the same quarter, then subject to the other provisions hereof Rotem shall enable HCS during the last quarter of the same Agreement Year to withdraw an additional quantity of Product that shall complement the annual quantity of Product supplied by Rotem to HCS during the same Agreement Year to the Minimum Quantity (as defined in subclause 2.1 hereinabove) (hereinafter: the Complementary Quantity); this even if as a result of the delivery of the Complementary Quantity by Rotem to HCS as aforesaid the quantity of consumption of Product by HCS during the same quarter shall exceed the allowed variation per quarter (as provided in subclause 4.4 hereinbelow), ON THE CONDITION THAT as a result of the consumption by HCS of the Complementary Quantity HCS shall not deviate by 40% from the portion obtained by dividing the adjusted annual quantity for the same Agreement Year (as stated in the Annual Consumption Report for the respective Agreement Year) by four
          (4), and also ON THE CONDITION THAT such deviation shall not in any case exceed 18,000 tons.

     Quarterly Consumption Report

     4.4 Without prejudice to the generality of the foregoing clauses 4.3 and 4.4, not later than 45 days before the beginning of every calendar quarter, starting from the Second Agreement Year, HCS shall submit a Quarterly Consumption Report in writing to Rotem, notifying Rotem of the quarterly quantity of Product HCS desires to buy during the next calendar quarter, including the requested quantity for every month of the said quarter, on the condition that the total quantity of purchase for the said quarter shall not be by 20% more or less than the portion obtained by dividing the annual quantity by for the same Agreement Year (as stated in the Annual Consumption Report) for the same Agreement Year) by four (4), and on the condition that such increase or decrease shall be by a maximum of 9,000 tons, as the case may be.

     Purchases Beyond the Adjusted Quantity in the Annual Consumption Report

     4.5 Notwithstanding anything herein, Rotem shall be under no obligation to supply to HCS a quantity of Product in excess of the Adjusted Quantity stated in the Annual Consumption Report by HCS for the same Agreement Year; this even if such quantity is less than the Maximum Quantity. However, if with regard to any Agreement Year Rotem shall have agreed retroactively to allow HCS to buy from Rotem a total quantity of Product that exceeds the Adjusted Quantity stated by HCS in the Annual Consumption Report, then HCS shall be bound to pay Rotem for the total annual quantity of Product actually bought by HCS.

     Noncompliance with the Purchase Quantities

     4.6 If it shall have become evident at the end of any Agreement Year that the quantity of Product actually bought by HCS from Rotem is less than the Adjusted Quantity indicated in the Annual Consumption Report and/or less than the Minimum Quantity, HCS shall pay to Rotem, on first demand in writing by Rotem and with Rotem being under no obligation to prove any incurred losses, the full price that HCS would have been bound to pay to Rotem under this Agreement for the outstanding balance of quantities of Product that would have been delivered to HCS in accordance with the Adjusted Quantity in the Annual Consumption Report with respect to the same Agreement Year if HCS were in compliance with its purchasing obligations with regard to the same Agreement Year.

     4.7 The foregoing subclause 4.7 shall apply also in case of any amendment of environmental laws. Without prejudice to the content of the foregoing subclause, however, if any change has to be made in the content of contaminants in the Product as a result of amendments of environmental laws, the parties shall discuss the prospects of altering the specification of the Product (Appendix A).


     Purchase of Product Beyond the Maximum Quantity
     4.8 Notwithstanding the content of the foregoing clause 4, in the event of HCS having requested during a given Agreement Year to buy an annual quantity of Product in excess of the Maximum Quantity as defined in the foregoing subclause 2.2 (hereinafter: the Surplus Quantity), Rotem shall have absolute and sole discretion as to whether to supply the Surplus Quantity to HCS, and if affirmative, at what price and on what terms.

     4.9 It is agreed and stipulated for the sake of clarity that no refusal by Rotem to deliver the Surplus Quantity as aforesaid shall be construed as breach of the contract, nor shall such refusal impair any of the obligations assumed by HCS under this Agreement and/or pursuant to any law.

5.   Transport and Unloading of the Product

     5.1 The provisions concerning the Product delivery times shall be as stated in the Logistic Appendix, i.e. Appendix B, to this Agreement.

     5.2 Rotem shall deliver the Product to HCS at the Product Delivery Site (as defined in the foregoing subclause 2.6). The payment to Rotem for the transport of the Product from the Rotem plant at Zim to the Rotem plant at Oron, in a sum equal to the transport cost difference for HCS from Zin to Oron according to the transport tariffs payable by HCS to its carriers, shall be borne by HCS. Without prejudice to the foregoing, the expenses for transport of the Product from the Product Delivery Site to any other site or destination shall be under the sole responsibility of HCS and at the expense of HCS. The parties shall act in concert to cause that the main delivery site of the Product be at the Rotem plant at Zin, insofar as feasible.

     5.3 HCS shall submit the relevant freight differences of its carriers to Rotem in a regular and updated manner and/or on demand by Rotem, together with any changes in these tariffs.

6.   Product Quality

     6.1 Rotem undertakes that the Product quality shall be as stated in the specification enclosed herewith as Appendix A. Any change of the specification shall be subject to the written consent of Rotem and HCS.

     6.2 Any manipulation and/or change of the Product, of any kind whatsoever, regardless of whether for adjusting the Product to the needs of HCS or for any other purpose, shall be carried out at installations of HCS, under the sole responsibility of HCS and at the expense of HCS only. After the performance of such manipulation and/or change of the product, HCS shall not be entitled to make any claim whatsoever about unsuitability of the Product as delivered [in accordance with] the specification (Appendix A to this Agreement).

     6.3 The site of performance of the sample quality analyses of the Product and the manner and method of sampling, including the process and procedure of sampling and replacement of analyses, shall be as defined in the appendix entitled Quality Testing Analysis and enclosed herewith as Appendix C to this Agreement.

     6.4 No claim by HCS about the Product quality shall be considered unless submitted to Rotem in writing in a motivated form forthwith, and at any rate not later than seven days from receipt of the respective analysis by HCS.

7.   The Price
     General
     7.1 It is agreed and declared between the parties that HCS shall pay the Product Price (as defined in the foregoing subclause 2.8) to Rotem for the quantity of Product delivered by Rotem to HCS during a given month of the Agreement Period (as defined in clause 10 hereinbelow), times the quantity of Product delivered to HCS during the same month.

     7.2 Within a maximum of 25 days from the end of each quarter, Rotem shall notify HCS in writing of the Product Price for quantities of Product to be delivered to HCS during the current quarter. Upon a written request by HCS and on the condition that such request is submitted to Rotem not more than once per Agreement Year, Rotem shall provide HCS with a certificate in writing by the certified public accountant of Rotem, certifying that the calculation of the Product Price for every quarter during the respective Agreement Year was done in a proper manner in accordance with the price formula given in subclause 2.8 above.

8.   Terms of Payment
     8.1 The Product Price shall be determined by Rotem in US dollars and shall be payable by HCS in NIS at the representative exchange rate of the US dollar as of the time of the actual payment.

     8.2 The payment by HCS for the quantities of Product delivered (or scheduled to be delivered as provided in the foregoing subclause 4.6) by Rotem shall be based on the Product Price as determined by Rotem for the respective quarter, within a maximum of 30 days from the end of the calendar month during which the product is supplied by Rotem to HCS ("current plus 30").

     8.3 Money owed by one of the parties to the other party for any reason whatsoever shall not be offsettable.


9.   Weighing
     9.1 The consignments shall be weighed on scales installed at Rotem and scales installed at HCS. In the event of monthly deviations within 0.5% (half of one percent) between the weighing at the Rotem scale and the weighing at the HCS scale, the reading obtained from the Rotem scale shall be binding on the parties.

     9.2 If the monthly deviation referred to in the foregoing subclause 9.1 exceeds 0.5%, the parties shall cooperate for testing the calibration of the scales by a method acceptable to both parties. If it becomes evident that the Rotem scale is not calibrated, the readings from the HCS scale shall be binding on the parties. If it becomes evident that the HCS scale is not calibrated, the readings from the Rotem scale shall be binding on the parties. If both scales are calibrated or of neither of them is calibrated, the mean value of the two readings shall be taken as the monthly quantity of Product supplied by Rotem to HCS, for the purposes of mutual accounting between the parties.

10.  Period of the Agreement
     10.1 This Agreement is made for a period starting on July 1, 1998, and it shall remain in force until December 31, 2001 (hereinafter: the Period of the Agreement). Upon a written request by one of the parties to the other party, the parties shall, during the last six months of the Period of the Agreement and without any obligation, examine the prospects for extending the Period of the Agreement (hereinafter: the Additional Period, or Additional Periods), which shall be regarded for all intents and purposes as part of the original Period of the Agreement; alternatively, the parties may execute a new agreement for the delivery of the Product.

     10.2 It is stipulated for the sake of clarity that nothing in the foregoing subclause 10.1 shall be construed as any undertaking by one of the parties to extend the Agreement or to enter into negotiation prior to and/or after the expiry of the Period of the Agreement for discussing an extension hereof.

11.  Breach
     11.1 The party that breaches this Agreement and/or any of the provisions hereof (hereinafter: the Breaching Party) shall compensate the other party (hereinafter: the Complying Party) for any damage and loss incurred by the Complying Party as a result of the breach hereof by the Breaching Party. This without prejudice to the rights of the Complying Party to seek and obtain any other relief available under law in addition to and/or in lieu of the payment of damages.

     11.2 It is stipulated for the sake of clarity that notwithstanding the provisions of the foregoing subclause 11.1, no party hereto shall be deemed to be in breach hereof if prevented from discharging its obligations hereunder by a force majeure as defined in clause 15 below.

12.  Termination of the Agreement
     General

     12.1 A party to this Agreement may terminate it forthwith by notice to the other party in one or more of the following cases:

          12.1.1 Issuance of a liquidation or receivership order, temporary or permanent, against the other party hereto, unless the order is rescinded within 120 days from issuance.

          12.1.2 Imposition of provisional or permanent attachment on the majority of assets of the other party to this Agreement, unless the attachment is rescinded within 120 days from issuance.


     Default of Payment
     12.2 Without prejudice to the other provisions of this Agreement, in the event of HCS having failed to make any payment hereunder on time, Rotem shall submit to HCS a notice in writing to this effect (hereinafter: the Default Warning).

     12.3 In the event of HCS having failed to pay the due amount in full within seven (7) days from receipt of the Default Warning (hereinafter: the Payment Deadline), the matter shall constitute a fundamental breach of this Agreement and Rotem may, at its sole discretion, without prejudice to any of its other rights hereunder or pursuant to any law and without placing itself in breach hereof, to discontinue the delivery of the Product to HCS forthwith on expiry of the Payment Deadline, or exercise any of its rights pursuant to any law for the fundamental breach hereof by HCS.

          After payment by HCS of the debt including arrears interest as stipulated in subclause 12.4 hereinbelow, Rotem shall resume the delivery of the Product in accordance with this Agreement on the condition that HCS shall have provided guarantees to the satisfaction of Rotem for the full payment of all subsequent moneys due to Rotem for future deliveries of the Product to HCS as provided in this Agreement.

     12.4 Any amount payable by one of the parties hereto to the other party hereunder and remaining in arrears shall bear arrears interest as follows:

          12.4.1 An arrears of payment by up to one week shall be charged with regular drawing account interest as applied at Bank Hapoalim BM at the time;

          12.4.2 An arrears of payment by more than one week or a recurring arrears in payment shall be charged with excess drawing account interest as applied at Bank Hapoalim BM at the time.

          It is stipulated for the sake of clarity that amounts in dispute between the parties, for whatever reason, shall be paid to Rotem at the times established herein, with the provision that any amount owed by Rotem to HCS after the settling of the dispute shall be repaid to HCS with interest as provided in the foregoing subclause 12.4, for the period from the actual payment to Rotem till the actual payment to HCS.

13.  Liability and Indemnification
     13.1 It is agreed that Rotem shall not be liable in any way toward any customers of HCS and/or toward other third parties of any kind.

     13.2 HCS undertakes to indemnify Rotem and keep it harmless in full, including fees for legal advice, forthwith on first demand by Rotem in writing upon the handing down of any court ruling, order, or other decision by a competent judicial or quasi-judicial authority, including an arbitrator, ordering Rotem to pay compensation or any other sum to customers of HCS and/or to any other third parties in connection with any demand and/or claim related to the Product contemplated herein, delivered or intended to be delivered by Rotem to HCS, including, inter alia, in connection with the quality or delivery of the Product or the time of its delivery. The foregoing provisions of this subclause shall apply on the condition that Rotem shall notify HCS without delay of any such claim and/or demand and shall assist HCS as reasonably requested for the defense against such claim and/or demand.

     13.3 Notwithstanding anything herein, it is agreed that Rotem shall not be liable for any indirect or constructive losses incurred by HCS and/or by any entity related to HCS; this even if it shall have been proven by or on behalf of HCS in the course of a legal process or in any other manner that Rotem shall have breached one or more of its undertakings hereunder.

     13.4 The liability of Rotem shall be limited as aforesaid to the amount of proceeds due to Rotem under this Agreement, with regard to the specific quantity of the Product subject to a demand for damages by HCS.

14.  Settling of Disputes
     14.1 Any disputes between the parties in connection with this Agreement, its implementation or interpretation, shall be resolved by arbitration to be held before a single arbitrator to be appointed by joint agreement between the parties.

     14.2 In the absence of agreement between the parties about the identity of the arbitrator within 14 days from written request by one of the parties to the other party about the identity of the arbitrator, either party may approach the President of the Israel Bar with a request that he appoint a single arbitrator for resolving the dispute.

     14.3 The arbitrator shall be bound to hand down his award according to substantive law and to present grounds for his ruling; however, he shall be exempt from the obligation to proceed in accordance with the law of evidence and the rules of court procedure.

     14.4 The award shall be final and binding. The losing party shall pay the arbitration costs, including the fees of the arbitrator.

15.  Force Majeure
     15.1 The parties hereto shall be temporarily released from their obligations hereunder upon the occurrence of unforeseeable circumstances caused by a force majeure; this for the duration of such circumstances that preclude the discharge hereof by one of the parties. The term force majeure is defined for the present purposes as the occurrence of circumstances that are beyond the control of the party claiming force majeure, and shall have been unknown to the said party at the time of signing this Agreement and could not have been prevented by the said party by reasonable means - including natural disaster, war, fire, partial or total strike or lockout, and other events that are beyond the control of the party prevented from discharging its obligations as aforesaid and preclude the discharge of the obligations by such party for the duration of the said circumstances.

     15.2 On being prevented from discharging its obligations hereunder under the circumstances referred to in the foregoing subclause, the party shall notify the other party thereof without delay; the said party shall also notify the other party upon the lifting of the said circumstances.

     15.3 Subject to the provisions of subclauses 15.4 and 15.5 hereinbelow, the parties shall resume their discharge of this Agreement upon the lifting of the circumstances of force majeure.

     15.4 It is agreed and stipulated for the sake of clarity that the quantities of Product remaining undelivered during the period of force majeure shall be deducted from the Minimum Annual Quantity and Rotem shall be under no obligation to complete or deliver them; nor shall HCS be under any obligation to buy them after the end of the period of force majeure as aforesaid.

     15.5 In the event of the circumstances of force majeure lasting for a consecutive period of more than five months, each party hereto shall be entitled to terminate this Agreement forthwith by a written notice to the other party.

     15.6 It is agreed and stipulated for the sake of clarity that notwithstanding anything herein, cash shortage and/or financial difficulties of any kind, including cash flow difficulties, regardless of whether temporary or permanent, of either party, shall not be deemed to constitute force majeure.

16.  Jurisdiction
     Subject to the provisions of the foregoing clause 14 hereof, the competent courts of law of Tel-Aviv-Jaffa shall have sole jurisdiction over any matter related to and/or arising from this Agreement.

17   Miscellaneous
     17.1 This Agreement voids any previous agreement made between the parties orally or in writing or through their demeanor.

     17.2 No waiver, extension or amendment whatsoever in this Agreement or in the Appendices hereto or in any part hereof shall be valid unless made in writing and signed by the parties, everything in accordance with the law. No delay in the exercise of the rights of any party hereto shall be deemed as waiver, and the said party shall be entitled to exercise all or any part of its rights hereunder or according to law at any time it deems fit.

     17.3 The parties declare that the undersigned persons are competent to sign on behalf of Rotem and HCS respectively.

     17.4 Notices sent by one of the parties to the other party shall be deemed to have reached their destination as follows: (a) 72 hours from the time of mailing by registered mail to the address indicated in the Preamble hereto, unless actually received before that; (b) forthwith if delivered in person at the address indicated in the Preamble hereto or if transmitted by fax to a number indicated in the preamble hereto (with certified receipt) not later than 16:00 hrs on a business day; if transmitted by fax after 16:00 hrs or on a nonbusiness day - the notice shall be deemed to have been received on the next business day.

               In witness thereof the parties have set their hand:


Haifa Chemicals Ltd    Haifa Chemicals South Ltd.    Rotem Amfert Negev Ltd.
By:  /s/ Ester Eldan   By:  /s/ Yacov Saban          By:  /s/ Joseph Lastigzon
and:                   and:                           and:  /s/ Itzhak Goldstein

                       Appendix A - Quality Specification

--------------------------------------------------------------------------------
ANALYTE                    TYPICAL        MIN           MAX           UNITS
--------------------------------------------------------------------------------
P(2)O(5)                   32.5           32.0          33            %
--------------------------------------------------------------------------------
CaO                        55.5           53.0          67.0          unit
--------------------------------------------------------------------------------
CaO / P(2)O(5)             1.68           1.65          1.70          %
--------------------------------------------------------------------------------
H(2)O                      0.20                         0.50          %
--------------------------------------------------------------------------------
Organic material           0.12                         0.18          %
--------------------------------------------------------------------------------
CO(2)                       3.0                          5.0           %
--------------------------------------------------------------------------------
F                          3.50                         4.00          %
--------------------------------------------------------------------------------
Fe(2)O(3)                  0.10                         0.14          %
--------------------------------------------------------------------------------
Al(2)O(3)                  0.14                         0.25          %
--------------------------------------------------------------------------------
SiO(2)                     2.00                         2.50          %
--------------------------------------------------------------------------------
SO(3)                      2.00                         3.00          %
--------------------------------------------------------------------------------
MgO                        0.30                         0.50          %
--------------------------------------------------------------------------------
Cl                         0.05                         0.50          %
--------------------------------------------------------------------------------
Cd                         23                           30            ppm
--------------------------------------------------------------------------------
As                         4                            10            ppm
--------------------------------------------------------------------------------
Pb                         2                            7             ppm
--------------------------------------------------------------------------------
Cu                         30                           40            ppm
--------------------------------------------------------------------------------
Zn                         400                          500           ppm
--------------------------------------------------------------------------------
Mo                         20                           25            ppm
--------------------------------------------------------------------------------
V                          130                          160           ppm
--------------------------------------------------------------------------------
Mn                         6                            10            ppm
--------------------------------------------------------------------------------
Ni                         35                           60            ppm
--------------------------------------------------------------------------------
Cr                         60                           70            ppm
--------------------------------------------------------------------------------
Ti                         15                           25            ppm
--------------------------------------------------------------------------------
Hg                         500                          600           ppb
--------------------------------------------------------------------------------
Sr                         0.25                         0.40          %
--------------------------------------------------------------------------------


                  Particle size distribution, percent by weight

-----------------------------------------------------------------------------------------
      + 10 #   + 20 #   + 35 #   + 60 #   + 100 #   + 150 #   + 200 #   + 450 #   . 450 #
-----------------------------------------------------------------------------------------
Avg              5.7      14       22        30        13        7        6.5       1.5
-----------------------------------------------------------------------------------------
Std    0.09      1.2       6        3         3         6        3         2        0.3
-----------------------------------------------------------------------------------------

                             Appendix B - Logistics

1. The Product shall be loaded on trucks and/or wagons from the Rotem loading facilities at Zafir - Zin and Oron.

2.   For the purpose of loading the Product at Zin only:
     2.1 HCS shall submit a daily notice in writing about the total quantity HCS wants to load with details on loading to Haifa and to HC South on wagons and trucks. The notice shall be transmitted by fax.

     2.2 HCS shall coordinate the arrival in a mutually arranged manner to the loading point of the wagons, and all the trucks shall be loaded within the same time interval on the same day.

3. HCS shall hand over to the Rotem liaison persons a detailed weekly delivery plan in writing three weeks in advance, to fax No. 07 6564717.

4. Loading of wagons on Sunday through Friday (and loading of trucks at Zin) once a day during the first shift between 0700 hrs and 1500 hrs, according to a timetable to be established by the Rail. Changes are to be submitted a week in advance.

5. Loading of trucks not in accordance with the above shall only be allowed with the approval of the liaison persons at the loading site, in accordance with a special tariff, subject to prior coordination and without safety screening (the loading shall be done by means of a loader directly from the open storage heaps). Loading during the second or third shift shall be subject to the payment of a price supplement at the rate of $ 0.20 and $
     0.30 per ton respectively.

6. The quantity of Product for loading of wagons shall be subject to approval by Israel Rail as held by the dispatcher.

7. Wagons loaded beyond the allowed weight shall be handled by Rotem at the expense of Rotem.

8. Rotem shall report to HCS on any technical fault that may impair the loading of wagons and/or trucks, on learning thereof. In the event of a fault in the locomotive, Rotem shall report to HCS in advance insofar as possible, in order to load trucks instead of wagons.

9. Telephone / fax numbers of liaison persons for communication, regular reports and reports on faults:
          Yossi Gilad               07 6566623
          Yoel Bitan                07 6566641
          Jack Elkayam              07 6566673
          Fax                       07 6566647   (production office)
          Fax                       07 6566674   (loading control room)

                          Appendix C - Quality Testing

1. A sample shall be taken from every shipment by means of an automatic sampler installed on the silo.

2.   Daily Analysis
     2.1  The following parameters shall be determined:
               %   . . .           dry basis
               %  moisture
               %  CO(2)

     2.2  Submission of information by fax on the analysis:
          shipments until 11:30 hrs - on the same day till 16:00 hrs; shipments after 11:30 hrs - on the following day till 13:00 hrs.

     2.3  Sample of 500 gr shall be preserved for two weeks.

3.   Average weekly analysis
     To be done with regard to the following parameters (in addition to the daily analysis according to (2.1))
               %  C(2)O
               %  O. M.
               Granulometric distribution within the ranges of the specification.

4.   Monthly analysis representative of the monthly quality
     4.1 A representative quantity shall be withdrawn from every daily sample for the preparation of a binding monthly sample for determining the quality of the delivered Product.

     4.2 The monthly analysis shall include all the elements of the specification (except arsenic and lead, which shall be tested for once in three months).

5. The following rules shall apply in case of discrepancies between the results of analysis between the two companies:

     5.1       Discrepancy of up to
               %  ...           0.5 %
               %CaO             2.0 %
               % CO(2)          1.0 %
               Granulometric distribution - up to one standard deviation as indicated in the specification

          The results of the Rotem laboratory shall govern.

     5.2 With regard to discrepancies in excess of the foregoing ranges, the samples of each of the two companies for a decision on a repeated sampling shall be handed over to a neutral laboratory acceptable to both parties.

     5.3 The implementation of this clause is subject to a sampling method at HCS that is acceptable to Rotem. Alternatively, HCS shall carry out a periodic inspection of the testing and calibration procedures at the Rotem laboratory and the results of the latter laboratory shall be acceptable to HCS.

6. In case of a substantial deviation from the specification, HCS shall be entitled to return the defective Product to Rotem on trucks. The freight for the returned Product in both ways shall be at the expense of Rotem.

     A substantial deviation from the specification means a deviation persisting for at least three consecutive delivery days with regard to critical items of the Product specification, so that even a corrective action by Rotem with regard to the regular shipments shall not have allowed compliance with the specification in terms of a monthly average.

                                   Appendix D
                     Price per Ton of Roasted Phosphate Rock
                                 Haifa Chemicals
                              Pricelist for Qt 199T

-------------------------------------------------------------------------
 D E T A I L S                                     $ / TON
-------------------------------------------------------------------------
FOB price, Zin rock, quarter Qt-1                  $ xx.x
-------------------------------------------------------------------------
Price supplement based on costs during quarter     $ xx.x
Qt-1
-------------------------------------------------------------------------
T o t a l                                          $ xx.x
-------------------------------------------------------------------------
Less: Port variables in Qt-1 quarter               $ xx.x
Land transport variables, Qt-1                     $ xx.x
-------------------------------------------------------------------------
Total price of roasted phosphate at Zin gate       $ xx.x
-------------------------------------------------------------------------

     Qt   The current quarter
     Qt-1 The preceding quarter

1.   The above price is based on 32% pro rata

2. HCS shall be given a quality discount on the above price at the following per-ton rates:

     2.1  $2.00 per ton for the period between July 1, 1998 and December 31,
          1998
     2.2  $1.50 per ton after January 1, 1999